Solar Senior Capital Ltd. Announces Quarter Ended June 30, 2015 Financial Results; Declares Monthly Distribution of $0.1175 per Share for August 2015

NEW YORK, NY -- (Marketwired - August 04, 2015) - Solar Senior Capital Ltd. (NASDAQ: SUNS) today reported earnings of $2.9 million, or $0.25 per share, for the quarter ended June 30, 2015. Net investment income, excluding non-recurring expenses, was $4.2 million or $0.36 per share. Including approximately $0.8 million of non-recurring expenses related to the amendment and extension of our credit facility, reported net investment income was $3.3 million or $0.29 per share for the second quarter. At June 30, 2015, Net asset value (NAV) per share was $17.55.

Solar Senior Capital Ltd. (the "Company") also announced that its Board of Directors has declared a monthly distribution of $0.1175 per share for August 2015, which will be payable on September 1, 2015 to stockholders of record on August 20, 2015. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2015:
Investment portfolio fair value: $347.4 million
Number of portfolio companies: 47
Net assets: $202.4 million
Net asset value per share: $17.55

Investment Activity* for the Quarter Ended June 30, 2015
Gross Investments made during the quarter: $58.6 million
Gross Investments prepaid or sold during the quarter: $34.2 million
* Includes investment activity through First Lien Loan Program, LLP.

Operating Results for the Quarter Ended June 30, 2015
Net investment income: $4.2 million*
Net investment income per share: $0.36*
Net realized and unrealized loss: $0.5 million
Net increase in net assets from operations: $2.9 million
* Including non-recurring costs related to the amendment and extension of the credit facility, net investment income was $3.3 million or $0.29 per share.

"Credit quality of Solar Senior's portfolio remained excellent with 100% of loans performing and we continue to have no direct exposure to energy. We are pleased with the ramp of the First Lien Loan Program ("FLLP") and we expect additional growth to investment income as the portfolio continues to build," said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. "Most importantly, net positive originations boosted the earnings power of our portfolio to cover our distributions."

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, August 5, 2015. All interested parties may participate in the conference call by dialing (877) 703-6104 approximately 5-10 minutes prior to the call, international callers should dial (857) 244-7303. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 76236199 when prompted. A telephone replay will be available until August 19, 2015 and can be accessed by dialing (888) 286-8010 and using the passcode 66155225. International callers should dial (617) 801-6888. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital's website, www.solarseniorcap.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Portfolio and Investment Activity

During the three months ended June 30, 2015, SUNS had gross originations of $58.6 million of senior secured loans, including $40.3 million in SUNS and $18.3 million through the First Lien Loan Program (the "FLLP") through which SUNS co-invests with VOYA Investment Management to fund first lien senior secured loans. During that same period, gross repayments or sales totaled $34.2 million.

At June 30, 2015, our portfolio consisted of 47 portfolio companies with senior secured assets representing 98.8% of the total fair value, consisting of 80.3% in senior secured loans, 10.2% in Gemino Healthcare Finance whose diversified portfolio consists entirely of asset-backed, senior secured loans, and 8.3% in FLLP whose portfolio also consists entirely of first lien senior secured loans. The remaining 1.2 percent of the portfolio's fair value was invested 1.1% in unsecured debt and 0.1% in common equity exposure, excluding Gemino and FLLP.

Gemino Healthcare Finance's ("Gemino") $121.6 million funded portfolio consists of senior secured loans from 36 issuers with an average loan balance of $3.4 million. All of the commitments from Gemino are floating rate senior secured loans. During the quarter ended June 30, 2015, Gemino funded new loans of $10.8 million and had $8.8 million of funded loans repaid.

At June 30, 2015, 100% of our investment portfolio was performing. Measured at fair value, the weighted average yield on our portfolio of investments was 7.0%.

At June 30, 2015, 94.6% or $328.0 million of the income producing investment portfolio* was floating rate and 5.4% or $18.9 million was fixed rate, measured at fair value.

Since the initial public offering of Solar Senior Capital Ltd. on February 24, 2011 and through June 30, 2015, invested capital including investments through First Lien Loan Program totaled approximately $910 million in 93 different portfolio companies and represented transactions completed with more than 60 different financial sponsors.

* We have included Gemino and FLLP as 100% floating rate.

Results of Operations for the Three Months Ended June 30, 2015 compared to the Three Months Ended June 30, 2014

Investment Income

For the fiscal quarters ended June 30, 2015 and June 30, 2014, gross investment income totaled $6.7 million and $5.1 million, respectively. The increase in gross investment income year over year was primarily due to net portfolio growth including the ramp-up of the FLLP portfolio.

Net Expenses

Net expenses totaled $3.3 million and $2.7 million, respectively, for the fiscal quarters ended June 30, 2015 and June 30, 2014. The increase in net expenses for the quarter ended June 30, 2015 compared to the year ago period was primarily due to increased interest expense on higher average borrowings and higher management fees on a comparatively larger portfolio. In addition, for the fiscal quarters ended June 30, 2015 and June 30, 2014, the Company expensed $0.8 million and $1.0 million, respectively, of costs incurred from amendments to the credit facility.

Net Investment Income

The Company's net investment income totaled $3.3 million or $0.29 per average share and $2.4 million or $0.21 per average share, for the fiscal quarters ended June 30, 2015 and June 30, 2014, respectively.

Net Realized and Unrealized Loss

For the fiscal quarters ended June 30, 2015 and June 30, 2014, the Company had net realized and unrealized losses of $0.5 million and $0.5 million respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal quarters ended June 30, 2015 and June 30, 2014, the Company had a net increase in net assets resulting from operations of $2.9 million and $1.9 million, respectively. For the same periods, earnings per average share were $0.25 and $0.17, respectively.

Liquidity and Capital Resources

At June 30, 2015, the Company had $143.4 million in borrowings outstanding on its $175 million Credit Facility and $31.6 million of unused capacity, subject to effective borrowing base limits.

At June 30, 2015, FLLP had $22.5 million in borrowings outstanding on its $75 million credit facility and $52.5 million of unused capacity, subject to borrowing base limitations. The FLLP revolving credit facility is non-recourse to Solar Senior Capital Ltd.

Including FLLP, the Company has $84.1 million of total available unused credit capacity, subject to borrowing base limits.

                         SOLAR SENIOR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                    (in thousands, except share amounts)

                                               June 30, 2015   December 31,
                                                (unaudited)        2014
                                               -------------  -------------
Assets
Investments at fair value:
    Companies less than 5% owned (cost:
     $279,944 and $302,343, respectively)      $     279,981  $     302,422
    Companies 5% to 25% owned (cost: $4,034
     and $4,034, respectively)                         3,146          3,623
    Companies more than 25% owned (cost:
     $62,423 and $32,839, respectively)               64,235         34,421
                                               -------------  -------------
      Total investments (cost: $346,401 and
       $339,216, respectively)                       347,362        340,466
Cash                                                   3,364          7,471
Cash equivalents                                      35,000         35,000
Interest receivable                                      935          1,029
Dividends receivable                                     936            442
Prepaid expenses and other assets                        459            389
                                               -------------  -------------
    Total assets                               $     388,056  $     384,797
                                               -------------  -------------
Liabilities
Credit facility payable                        $     143,400  $     143,200
Payable for investments and cash equivalents
 purchased                                            39,179         35,000
Distributions payable                                  1,355          1,355
Management fee payable                                   879            798
Interest payable                                         331            277
Administrative services expense payable                  232            444
Other liabilities and accrued expenses                   310            204
                                               -------------  -------------
    Total liabilities                          $     185,686  $     181,278
                                               -------------  -------------

Net Assets
Common stock, par value $0.01 per share,
 200,000,000 and 200,000,000 common shares
 authorized, respectively, and 11,533,315 and
 11,533,315 issued and outstanding,
 respectively                                  $         115  $         115
Paid-in capital in excess of par                     211,449        211,449
Distributions in excess of net investment
 income                                               (4,438)        (3,529)
Accumulated net realized loss                         (5,717)        (5,766)
Net unrealized appreciation                              961          1,250
                                               -------------  -------------
    Total net assets                           $     202,370  $     203,519
                                               =============  =============
  Net Asset Value Per Share                    $       17.55  $       17.65
                                               =============  =============

                         SOLAR SENIOR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                    (in thousands, except share amounts)

                                                    Three months ended
                                               ----------------------------
                                               June 30, 2015  June 30, 2014
                                               -------------  -------------
INVESTMENT INCOME:
Interest:
  Companies less than 5% owned                 $       5,198  $       4,259
  Companies 5% to 25% owned                               54             55
Dividends:
  Companies more than 25% owned                        1,307            820
Other income:
  Companies less than 5% owned                            89             --
  Companies more than 25% owned                            7             --
                                               -------------  -------------
    Total investment income                            6,655          5,134
                                               -------------  -------------
EXPENSES:
Management fees                                $         879  $         693
Performance-based incentive fees                          --             --
Interest and other credit facility expenses            1,660          1,440
Administrative services expense                          282            245
Other general and administrative expenses                488            341
                                               -------------  -------------
    Total expenses                                     3,309          2,719
Performance-based incentive fees waived                   --             --
                                               -------------  -------------
    Net expenses                                       3,309          2,719
                                               -------------  -------------
    Net investment income                      $       3,346  $       2,415
                                               -------------  -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and
 cash equivalents (companies less than 5%
 owned)                                        $          40  $          40
Net change in unrealized gain (loss) on
 investments and cash equivalents                       (490)          (515)
                                               -------------  -------------
      Net realized and unrealized gain (loss)
       on investments and cash equivalents              (450)          (475)
                                               -------------  -------------

NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                    $       2,896  $       1,940
                                               =============  =============
EARNINGS PER SHARE                             $        0.25  $        0.17
                                               =============  =============

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(212) 993-1670